Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements File Nos. 333-128202, 333-134249, 333-208051, 333-255965, and 333-255966 on Form S-8 and the Registration Statements File No. 333-146121 and File No. 333-157631 on Form S-3 of Parke Bancorp, Inc. of our report dated March 11, 2026, relating to our audit of the consolidated financial statements, and the effectiveness of internal controls over financial reporting which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Parke Bancorp, Inc. for the year ended December 31, 2025.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 11, 2026